Exhibit 99.3

The share transfer described in this document involves securities of a Japanese company. The share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

(FY2025 Ordinary General Meeting of Shareholders)

Reference Documents for the General Meeting of Shareholders

Supplement to Proposal 1

Eagle Industry Co., Ltd.

Proposal 1: Approval of a Share Transfer Plan

NOK Corporation (“NOK”) and the Company (the Company and NOK are collectively referred to as the “Companies”) hereby announce that they agreed, and resolved at their respective board of directors’ meetings held on November 10, 2025, to establish NOK Group Corporation (the “Joint Holding Company”) as a wholly owning parent company of the Companies on October 1, 2026 (scheduled) (the “Effective Date”) through a joint share transfer (the “Share Transfer”) (the “Management Integration”). Accordingly, the Companies executed a management integration agreement (the “Management Integration Agreement”) as of November 10, 2025 and jointly prepared a written share transfer plan for the Share Transfer. In addition, under the agreement dated May 21, 2026, NOK and the Company made amendments to the Attachment (Articles of Incorporation of the Joint Holding Company) to that share transfer plan (the amended share transfer plan is hereinafter referred to as the "Share Transfer Plan").

Accordingly, we would like to request your approval for the Share Transfer Plan.

The reasons for conducting the Share Transfer, an outline of the details of the Share Transfer Plan, and other matters related to this Item are as follows:

1.	Reasons for the Share Transfer
(1)	Background of the Management Integration

NOK was established in 1941 as Nippon Bearing Production Co., Ltd., which manufactured and sold rubber oil seals. Since then, NOK has been supplying seal products that are essential not only for the Japanese automobile industry but also for general industrial equipment on a global basis. Since the establishment of NIPPON MEKTRON, LTD. (currently MEKTEC CORPORATION) in 1969, NOK has continued to develop and supply flexible printed circuit boards, which are essential for the proliferation and miniaturization of electronic products such as voltage monitoring components for automotive secondary batteries, in addition to meet the growing demand for cameras, personal computers, mobile phones, smartphones, data centers.

The Company was established in 1964 as Nihon Sealol Co., Ltd., when NOK’s mechanical seal manufacturing division became independent. For more than half a century since then, the Company has expanded its business to contribute to the development of various industries and society through the development, production, and sales of mechanical seals and other equipment, from materials to products, and has firmly established itself as a comprehensive manufacturer of mechanical seals in five (5) business fields: automobiles and construction machinery, general industrial machinery, semiconductors, marine, and aerospace.

A certain level of business relationship has been maintained between the Companies, with NOK acting as a distributor for the Company’s automotive products in Japan, as well as through raw material purchases and personnel exchanges. However, the business environment surrounding the Companies is characterized by progress in various fields, including the automotive industry, which is the main market for the Companies, toward achieving carbon neutrality as a measure against climate change, and so the Companies share important challenges, such as the development of new products that contribute to the environment and energy conservation for next-generation mobility and next-generation energy markets, as well as the further expansion of sales channels overseas.

In addition, each company has been conducting their own business activities, including research and development, production, and sales, for their main products, oil seals for NOK and mechanical seals for the Company, from the viewpoints of their materials and product functionality. However, in light of these changes in the business environment, the Companies have held sincere discussions on their future directions and have concluded that with regard to the “sealing” function of shaft seals in rotating machinery, they share the common goal of providing “sealing solutions” from a comprehensive perspective, and that integrating said activities will enable them to provide products and services that will further improve customer satisfaction and lead to problem-solving in each of their respective business fields. To this end, the Companies reached a final agreement on the Management Integration through the establishment of the Joint Holding Company, based on the shared recognition that the establishment of a unified management structure within the Group would contribute to enhancing the corporate value of both companies and further deepen their business relationship.

(2)	Purpose and synergies of the Management Integration

The Management Integration aims to further enhance corporate value through the efficient and effective mutual use of the management resources of the Companies. The synergies of the integration will be further examined in the integration preparation process, but at present, realization of the following effects is expected.

(i)	Further business growth by optimizing Group resources

The Companies both focus on seal products as the core of their business, but NOK focuses on oil seals while the Company focuses on mechanical seals. The application areas, basic technologies, and product characteristics of the Companies’ core products are different, and each company has its own customer base and strengths and know-how in sales, technology, and production. The Management Integration will enable the efficient use of the management resources of the Companies and will provide room for further expansion of sales to their respective customer bases. In addition, in terms of technology, the combination of the Companies’ strengths, from NOK’s organic materials, mainly rubber, to the Company’s inorganic materials, mainly metals and ceramics, are expected to create growth opportunities through the further expansion of our future product portfolio.

(ii)	Strengthened profitability through efficient business management

As the business domains of the Companies are gradually expanding, some overlap has arisen, and the integration will promote more efficient business operations. On the sales side, streamlining of distribution and more efficient operation of sales offices are expected. On the production side, in addition to the effective use of the Companies’ global bases, increased efficiency through means such as expanding the in-house production of tools and molds, which are important production materials, and improving purchasing power accompanying the expansion of scale, are expected to lead to improved profitability.

(iii)	More effective allocation of management resources

With regard to the functions required for the holding company to be established after the Management Integration, indirect departments will be consolidated and integrated to optimize the allocation of Group management resources and improve efficiency.

In addition, the strategic functions integrated into the holding company will plan and execute investment strategies that take a bird’s-eye view of the entire seal business of the Companies and the Group as a whole, promoting business investment, including M&A, and cash flow allocation more strategically with the aim of increasing corporate value.

2.	Outline of the details of the Share Transfer Plan

The details of the Share Transfer Plan are described in the "Share Transfer Plan (Copy)" below. The Articles of Incorporation contained in the Attachment to the Share Transfer Plan (Copy) below reflects the amendments made by the agreement dated May 21, 2026 between the Companies.

Share Transfer Plan (Copy)

NOK CORPORATION (“NOK”) and Eagle Industry Co., Ltd. (“Eagle Industry”) have agreed to implement a share transfer through a joint share transfer, and hereby jointly prepare a share transfer plan (the “Plan”) as follows:

(Share Transfer)

Article 1	Subject to the provisions of this Plan, NOK and Eagle Industry shall implement a share transfer (the “Share Transfer”) through a joint share transfer, whereby all of the issued shares of NOK and Eagle Industry are acquired by the wholly owning parent company to be newly established through the Share Transfer (the “New Company”) as of the Incorporation Date (as defined in Article 6; the same applies hereinafter), which will result in NOK and Eagle Industry becoming wholly owned subsidiaries of the New Company.

(Purpose, Trade Name, Head Office Location, Total Number of Authorized Shares, and Other Details to Be Specified by the Articles of Incorporation of the New Company)

Article 2	The purpose and other details of the New Company are as specified in the following items:

1.	Purpose The purpose of the New Company shall be as specified in Article 2 of the Articles of Incorporation contained in the Attachment hereto.
2.	Trade name The trade name of the New Company shall be NOK Group Kabushiki Kaisha, which shall be expressed as NOK Group Corporation in English.
3.	Location of the head office The New Company shall have its head office at 1-12-15 Shibadaimon, Minato-ku, Tokyo.
4.	Total number of authorized shares The total number of shares the New Company is authorized to issue shall be 700 million (700,000,000) shares.

(ii)	The details to be specified in the articles of incorporation of the New Company other than those listed in the preceding paragraph shall be as specified in the Articles of Incorporation contained in the Attachment hereto.

(Officers at Incorporation of New Company)

Article 3	The names of the Directors at Incorporation (excluding Directors at Incorporation who are Audit & Supervisory Committee Members at Incorporation), Directors at Incorporation who are Audit & Supervisory Committee Members at Incorporation, and Independent Auditors at Incorporation of the New Company shall be as specified in the following items:

1.	The names of the Directors at Incorporation of the New Company (excluding Directors at Incorporation who are Audit & Supervisory Committee Members at Incorporation) shall be as follows: Number: Four in total

Masao Tsuru (Representative Director, Group Chief Executive Officer)

Chikashi Takeda (Director, Group Chief Financial Officer)

Yuki Sato (Director, Group Chief Technology Officer)

Tetsuji Tsuru (Director)

2.	The names of the Directors at Incorporation of the New Company who are Audit & Supervisory Committee Members at Incorporation shall be as follows:

(Number: Five in total)

Kazushige Hayashi (full-time)

Makoto Fujioka (External Director)

Naoki Shimada (External Director)

Motoko Imada (External Director)

Atsushi Kajitani (External Director)

3.	The names of the Independent Auditors at Incorporation of the New Company shall be as follows:

Nihombashi Corporation

(Method of Calculation of the Number of Shares to Be Delivered upon Share Transfer and Allotment Thereof)

Article 4	Upon the Share Transfer, the New Company shall deliver to the shareholders who are stated in NOK’s shareholder register as at immediately before the Share Transfer becomes effective (the “Base Time”) and the shareholders who are stated in Eagle Industry’s shareholder register as at the Base Time, such number of common shares of the New Company as is equivalent to the total of: (i) the number obtained by multiplying (a) the number of common shares that have been issued by NOK as at the Base Time by (b) a factor of 1; and (ii) the number obtained by multiplying (a) the number of common shares that have been issued by Eagle Industry as at the Base Time by (b) a factor of 1 (the “Shares to Be Delivered”).

(ii)	The New Company shall allot the Shares to Be Delivered pursuant to the provisions of the preceding paragraph to the shareholders of NOK and those of Eagle Industry as at the Base Time at the ratio specified in the following items:
1.	To the shareholders of NOK: One common share of the New Company for each common share of NOK held by these shareholders
2.	To the shareholders of Eagle Industry: One common share of the New Company for each common share of Eagle Industry held by these shareholders
(iii)	Any fraction of one share resulting from the calculation in either of the preceding two paragraphs shall be handled in accordance with the provisions of Article 234 of the Companies Act (Act No. 86 of 2005, as amended; the same applies hereinafter) and other applicable laws and regulations.

(Stated Capital and Reserves of New Company)

Article 5	The stated capital of the New Company as of the date of its incorporation shall be 5 billion (5,000,000,000) yen. The amounts of reserves of the New Company as of the date of its incorporation shall be determined by NOK and Eagle Industry in accordance with the provisions of Article 52 of the Regulation on Corporate Accounting.

(Date of Incorporation of New Company)

Article 6	The day on which the incorporation of the New Company should be registered (the "Incorporation Date") shall be October 1, 2026. However, if necessary to accommodate the procedures for the Share Transfer or for any other reason, NOK and Eagle Industry may change such date by mutual consultation and agreement.

(Stock Listing; Shareholder Register Administrator)

Article 7	The New Company shall plan to list its common shares on the Prime Market of the Tokyo Stock Exchange on the Incorporation Date.

(ii)	The shareholder register administrator of the New Company shall be Mitsubishi UFJ Trust and Banking Corporation.

(Shareholders’ Meeting for Approving Share Transfer Plan)

Article 8	NOK and Eagle Industry shall adopt a resolution for approval of this Plan and on matters necessary for the Share Transfer at their respective Annual Shareholders’ Meetings scheduled for June 2026. However, if it is necessary to accommodate the procedures for the Share Transfer or for any other reason, NOK and Eagle Industry may, by mutual consultation and agreement, change the scheduled date for the respective shareholders’ meetings at which shareholders are requested to approve a resolution approving the Plan and regarding matters necessary for the Share Transfer.

(Cancellation of Treasury Shares)

Article 9	By a resolution to be adopted at the respective Boards of Directors meetings to be held no later than the day preceding the Incorporation Date, NOK and Eagle Industry shall cancel, as at the Base Time, all of the treasury shares (including any treasury shares that may be acquired by them respectively in response to the exercise of appraisal rights by dissenting shareholders, if any, that may occur upon the Share Transfer as set forth in Article 806, paragraph 1 of the Companies Act, but excluding NOK’s and Eagle Industry’s respective shares managed by their respective trustees as trust assets held under their respective Board Incentive Plan (BIP) trusts) held by them respectively as at the Base Time.

(Dividends of Surplus)

Article 10 NOK may pay dividends of surplus of: (i) up to 65 yen per share of its common stock as of the record date of March 31, 2026; and (ii) up to 70 yen per share of its common stock as of the record date of September 30, 2026. In addition, NOK may (iii) acquire its own shares up to a total amount of 30 billion (30,000,000,000) yen on or before the day preceding the Incorporation Date, subject to applicable laws, regulations, etc.

(ii)	Eagle Industry may pay dividends of surplus of: (i) up to 65 yen per share of its common stock as of the record date of March 31, 2026; and (ii) up to 70 yen per share of its common stock as of the record date of September 30, 2026.
(iii)	Except as set forth in the preceding two paragraphs, neither NOK nor Eagle Industry shall, at any time during the period from the date of execution of this Plan until the Incorporation Date, adopt a resolution to pay dividends of surplus with a record date prior to the Incorporation Date. However, this does not apply if otherwise agreed between NOK and Eagle Industry after mutual consultation.

(Operation of Business)

Article 11 Unless otherwise agreed between them, from the date of execution of this Plan until the Incorporation Date, NOK and Eagle Industry shall carry on their respective businesses and manage and operate their respective assets with due care of a prudent manager and within the scope of substantially the same and normal business as before the date of execution of this Plan, and shall procure that their respective subsidiaries carry on their businesses and manage and operate their assets with due care of a prudent manager and within the scope of substantially the same and normal business as before the date of execution of this Plan.

(ii)	Unless otherwise agreed between the parties, if, at any time during the period from the date of execution of this Plan until the Incorporation Date, either party finds that any circumstances or event has occurred that may have a serious impact on the implementation of the Share Transfer or on the reasonableness of the share transfer ratio to be used in the Share Transfer, such party shall immediately notify the other party to that effect and shall consult with such other party in good faith.

(Changes to Terms and Conditions of Share Transfer; Cancellation of Share Transfer)

Article 12 If any material changes occur to the assets, liabilities, business conditions, etc., of either party due to an act of God or other circumstances not attributable to such party, or if any situation occurs that will seriously impede the implementation of the Share Transfer, in each case at any time during the period from the execution of this Plan until the Incorporation Date of the New Company, NOK and Eagle Industry may change the terms and conditions of the Share Transfer or other provisions of this Plan or cancel the Share Transfer upon mutual consultation and written agreement between the parties.

(Effect of This Plan)

Article 13 This Plan shall cease to be effective in the event of a failure to adopt the resolution for approval of this Plan and on matters necessary for the Share Transfer to be adopted at the parties’ respective shareholders’ meetings as set forth in Article 8 or in the event of cancellation of the Share Transfer under to the preceding Article.

(Agreed Jurisdiction)

Article 14 NOK and Eagle Industry agree that the Tokyo District Court shall have exclusive jurisdiction over any dispute arising in relation to this Plan.

(Consultation)

Article 15 The parties shall resolve any matters not specified in this Plan or any questions arising in connection with this Plan through good-faith consultation between them in accordance with the spirit of this Plan.

End.

In Witness Whereof, this Plan has been executed in duplicate, with NOK and Eagle Industry retaining one copy each after both have hereunto affixed their respective names and seals.

November 10, 2025

NOK:	1-12-15 Shibadaimon, Minato-ku, Tokyo
NOK Corporation
Masao Tsuru, Representative Director, Group Chief Executive Officer

Eagle Industry:	2-4-1 Shiba-koen, Minato-ku, Tokyo 14F, Shiba-Park Bldg.-B
Eagle Industry Co., Ltd.
Tetsuji Tsuru, Representative Director, Chairman of the Board and President

(Attachment to the Share Transfer Plan)

Articles of Incorporation of NOK Group Corporation

CHAPTER I. GENERAL PROVISIONS

(Trade Name)

Article 1	The trade name of the Company shall be NOK Group Kabushiki Kaisha, which shall be expressed as NOK Group Corporation in English.

(Purpose)

Article 2	The purpose of the Company shall be to engage in any of the businesses set forth in the following items and to control or manage the business activities of companies (including foreign companies), partnerships (including those equivalent to partnerships in foreign countries), or other business entities equivalent thereto, through holding shares or equity in the company, etc., that is engaged in such businesses.

1.	Manufacturing and marketing of seal devices, related products, and industrial rubber products
2.	Manufacture, processing, and sale of synthetic resins, synthetic rubber, lubricants, and synthetic chemicals
3.	Manufacturing and marketing of machinery, equipment, and parts for transportation, construction, agriculture, iron and steel, paper, pollution control, chemical industry, and mining, etc.
4.	Designing, manufacturing and marketing of hydraulic and pneumatic equipment, parts, and systems
5.	Manufacturing and marketing of powder metallurgy, casting, carbon and special ceramic products
6.	Manufacturing and marketing of electrical, telecommunication, electronic, measurement, and audio equipment and parts
7.	Manufacturing, processing, and marketing of pharmaceutical and medical machines, equipment, devices, tools, and parts
8.	Contracting for installation of seal equipment, papermaking machinery, nuclear power generation equipment, hydraulic and pneumatic equipment, pollution control equipment, etc., and related construction work
9.	Manufacturing and marketing of valves, fittings, heat insulators, pipes, and power transmission equipment
10.	Any and all businesses incidental to or related to the preceding items

(Location of Head Office)

Article 3	The Company shall have its head office in Minato-ku, Tokyo.

(Method of Public Notice)

Article 4	The Company’s method of public notice shall be electronic public notice. However, if it is impossible to give public notice by way of electronic public notice due to an accident or other unavoidable reasons, such public notice shall be given by publication in the Nihon Keizai Shimbun.

CHAPTER II. SHARES

(Total Number of Authorized Shares)

Article 5	The total number of shares the Company is authorized to issue shall be 700 million (700,000,000) shares.

(Share Unit Number)

Article 6	The number of shares constituting one unit of shares of the Company shall be one hundred (100) shares.

(Rights Exercisable by Holders of Shares Constituting Less Than One Unit)

Article 7	Shareholders of the Company are not entitled to exercise any right other than the following rights with respect to the portion, if any, of the shares held by them that constitute less than one unit:

1.	The rights set forth in the items of paragraph 2 of Article 189 of the Companies Act.
2.	The right to make a demand as set forth in Article 166, paragraph 1 of the Companies Act.
3.	The right to be allotted shares for subscription or to be allotted share options for subscription, in each case in proportion to the number of shares held by shareholders.

(Shareholder Register Administrator)

Article 8	(1)	The Company shall have a shareholder register administrator.

(2)	The shareholder register administrator of the Company and its place of handling business shall be designated by a resolution of the Board of Directors and shall be announced publicly.
(3)	The preparation and maintenance of, and other administrative tasks for, the Company’s shareholder register and share option register shall be entrusted to the shareholder register administrator and shall not be handled by the Company.

(Share Handling Rules)

Article 9	Entries or records in the shareholder register of the Company, purchase of shares constituting less than one unit, and other matters related to shares, as well as procedures and other details and fees for the exercise of shareholders' rights, shall be subject to the share handling rules established by the Board of Directors.

(Record Date)

Article 10	(1)	Those shareholders who hold voting rights and whose names are entered or registered in the latest shareholder register as of March 31 of each business year shall be deemed by the Company as the shareholders who are entitled to exercise the shareholders’ rights at the Annual Shareholders’ Meeting for the business year.
(2)	Otherwise than as set forth in the preceding paragraph and where necessary, the Company may, by a resolution of the Board of Directors and by giving two (2) weeks’ prior public notice, deem those shareholders or registered pledgees of shares whose names are entered or registered in the latest shareholder register as of a certain date as the shareholders or registered pledgees of shares who are entitled to exercise the shareholders’ rights.

CHAPTER III. SHAREHOLDERS’ MEETING

(Convocation)

Article 11 The Annual Shareholders’ Meeting shall be convened within three (3) months after April 1 of each year. An extraordinary shareholders’ meeting shall be convened whenever necessary.

(Convener and Chairperson)

Article 12	(1)	Unless otherwise provided for by laws and regulations, a shareholders’ meeting shall be convened by the President pursuant to a resolution of the Board of Directors and shall be chaired by the President and Director.
(2)	If the President and Director is unable to convene and chair a shareholders meeting, any of the other Directors shall convene and chair the shareholders meeting in the order prescribed in advance by the Board of Directors.

(Measures for Providing Information in Electronic Format, Etc.)

Article 13	(1)	When the Company convenes a shareholders’ meeting, it shall take measures to provide information that constitutes the content of reference documents, etc., for the shareholders’ meeting in electronic format.
(2)	In the paper-based documents to be delivered to shareholders who have requested, no later than the record date for voting rights, the delivery of paper-based documents, the Company may choose not to include all or part of the matters for which measures for electronic provision are taken by the Company and which are specified by the relevant Ministry of Justice Order.

(Method of Resolution of the Shareholders’ Meeting)

Article 14	(1)	Unless otherwise provided for by laws and regulations or these Articles of Incorporation, resolutions of the Shareholders’ Meeting shall be adopted by a majority of the votes held by the shareholders present at the meeting who are entitled to exercise their voting rights.
(2)	Resolutions at a shareholders’ meeting that are subject to the provisions of Article 309, paragraph 2 of the Companies Act shall be adopted by a two-thirds (2/3) majority of the votes held by the shareholders present at the shareholders’ meeting where shareholders holding one-third (1/3) or more of the votes held by the shareholders who are entitled to exercise their voting rights are present.

(Proxy Voting)

Article 15 A shareholder may exercise his or her voting rights by proxy through one (1) other shareholder who has voting rights in the Company. However, the shareholder or his or her proxy must submit to the Company, for each shareholders’ meeting, a document certifying the proxy’s authority of representation.

(Minutes of a Meeting)

Article 16 A summary and the outcome of the proceedings of a shareholders’ meeting, as well as other information on the proceedings required by laws and regulations, shall be entered or recorded in the minutes of the meeting, which shall be kept at the head office of the Company for a period of ten (10) years.

CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS

(Establishment of Board of Directors)

Article 17 The Company shall have a Board of Directors.

(Number and Election of Directors)

Article 18	(1)	The Company shall have no more than eight (8) Directors (excluding those who are Audit & Supervisory Committee Members).
(2)	The Company shall have no more than six (6) Directors who are Audit & Supervisory Committee Members (“Audit & Supervisory Committee Members”).
(3)	Directors shall be elected by a resolution of the Shareholders’ Meeting separately for Audit & Supervisory Committee Members and other Directors. Resolutions to elect Directors shall be adopted by a majority of the votes held by the shareholders present at the shareholders’ meeting where shareholders holding one-third (1/3) or more of the votes held by the shareholders who are entitled to exercise their voting rights are present.
(4)	No cumulative voting shall be used to adopt resolutions to elect Directors.

(Representative Directors and Executive Directors)

Article 19	(1)	Directors who shall represent the Company shall be appointed by a resolution of the Board of Directors from among Directors who are not Audit & Supervisory Committee Members.
(2)	The Board of Directors may, by its resolution, appoint one (1) Chairman and one (1) President from among Directors who are not Audit & Supervisory Committee Members.

(Term of Office of Directors)

Article 20	(1)	The term of office of Directors who are not Audit & Supervisory Committee Members shall expire at the conclusion of the Annual Shareholders’ Meeting for the last of the business years ending within one (1) year following their election.
(2)	The term of office of Audit & Supervisory Committee Members shall expire at the conclusion of the Annual Shareholders’ Meeting for the last of the business years ending within two (2) years following their election.
(3)	The term of office of a Director who is not an Audit & Supervisory Committee Member and is elected to fill a vacancy or increase the number of Directors shall expire at the expiration of the term of office of other Directors in office who are not Audit & Supervisory Committee Members.
(4)	The term of office of an Audit & Supervisory Committee Member elected to fill a vacancy shall expire at the expiration of the term of office of the Audit & Supervisory Committee Member who left office.
(5)	The effective period of a resolution to elect a substitute Audit & Supervisory Committee Member under Article 329, paragraph 3 of the Companies Act shall expire at the conclusion of the Annual Shareholders’ Meeting for the last of the business years ending within two (2) years following his or her election, unless such period is reduced by such resolution.

(Remuneration and Other Compensation of Directors)

Article 21 Remuneration and other compensation of Directors shall be determined separately for Audit & Supervisory Committee Members and other Directors by a resolution of the Shareholders’ Meeting.

(Exemption from Liability of Directors)

Article 22	(1)	Pursuant to the provisions of Article 426, paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors and to the extent permitted by laws and regulations, exempt any of its Directors (including former Directors) from his or her liability for damages that may be imposed under Article 423, paragraph 1 of the same Act.
(2)	Pursuant to the provisions of Article 427, paragraph 1 of the Companies Act, the Company may enter into an agreement with any of its Directors (excluding executive directors and the like) that limits his or her liability for damages that may be imposed under Article 423, paragraph 1 of the same Act. However, the minimum amount of liability under such agreement shall be the amount specified by laws and regulations.

(Delegation of Decisions on Execution of Operations to Directors)

Article 23 Pursuant to Article 399-13, paragraph 6 of the Companies Act, the Company may, by a resolution of the Board of Directors, delegate all or part of the decisions on the execution of important operations (excluding the matters listed in the items of paragraph 5 of the same Article) to Directors.

(Regulations of the Board of Directors)

Article 24 Matters relating to the Board of Directors shall be governed by the Regulations of the Board of Directors separately established by the Board of Directors, in addition to provisions of laws and regulations and these Articles of Incorporation.

(Convener and Chairperson of Meetings of the Board of Directors)

Article 25	(1)	Unless otherwise provided for by laws and regulations, a meeting of the Board of Directors shall be convened and chaired by the President and Director.
(2)	If the President and Director is unable to convene and chair Board of Directors meeting, any of the other Directors shall convene and chair the Board of Directors meeting in the order prescribed in advance by the Board of Directors.

(Notice of Convocation of a Meeting of the Board of Directors)

Article 26	(1)	Notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director at least four (4) days prior to the date of such meeting. However, this notice period may be reduced in case of emergency.
(2)	Subject to the consent of all Directors, a meeting of the Board of Directors may be held without the procedures for convocation required by the preceding paragraph.

(Method of Resolution of the Board of Directors)

Article 27 A resolution of the Board of Directors shall be adopted by a majority vote of the Directors present at the meeting where a majority of the Directors entitled to vote are present.

(Omission of Resolutions of the Board of Directors)

Article 28 The Company shall deem that a proposal for resolution of the Board of Directors has been approved if all the Directors (limited to those who are entitled to vote on the proposal) have given their consent to the proposal in writing or by electronic or magnetic record.

(Minutes of a Meeting of the Board of Directors)

Article 29 A summary and the outcome of the proceedings of a meeting of the Board of Directors, as well as other information on the proceedings required by laws and regulations, shall be entered or recorded in the minutes of the meeting, which shall be affixed with the names and seals of, or be electronically signed by, the chairperson and the Directors present and shall be kept at the head office of the Company for a period of ten (10) years.

CHAPTER V. AUDIT & SUPERVISORY COMMITTEE

(Establishment of Audit & Supervisory Committee)

Article 30 The Company shall have an Audit & Supervisory Committee.

(Standing Audit & Supervisory Committee Member(s))

Article 31 The Audit and Supervisory Committee may appoint (a) Standing Audit & Supervisory Committee Member(s) from among its members.

(Regulations of the Audit & Supervisory Committee)

Article 32 Matters relating to the Audit & Supervisory Committee shall be governed by the Regulations of the Audit & Supervisory Committee separately established by the Audit & Supervisory Committee, in addition to provisions of laws and regulations and these Articles of Incorporation.

(Notice of Convocation of a Meeting of the Audit & Supervisory Committee)

Article 33	(1)	A notice of convocation of a meeting of the Audit & Supervisory Committee shall be dispatched to each Audit & Supervisory Committee Member at least four (4) days prior to the date of such meeting. However, this notice period may be reduced in case of emergency.
(2)	Subject to the consent of all Audit & Supervisory Committee Members, a meeting of the Audit & Supervisory Committee may be held without the procedures for convocation required by the preceding paragraph.

(Method of Resolution of the Audit & Supervisory Committee)

Article 34 A resolution of the Audit & Supervisory Committee shall be adopted by a majority vote of the Audit & Supervisory Committee Members present at the meeting where a majority of the Audit & Supervisory Committee Members entitled to vote are present.

(Minutes of a Meeting of the Audit & Supervisory Committee)

Article 35 A summary and the outcome of the proceedings of a meeting of the Board of Directors, as well as other information on the proceedings required by law, shall be entered or recorded in the minutes of the meeting, which shall be affixed with the names and seals of, or be electronically signed by, the Audit & Supervisory Committee Members present and shall be kept at the head office of the Company for a period of ten (10) years.

CHAPTER VI. INDEPENDENT AUDITOR

(Establishment of Independent Auditor)

Article 36 The Company shall have an Independent Auditor.

(Appointment of Independent Auditor)

Article 37 The Independent Auditor shall be appointed by a resolution of the Shareholders’ Meeting.

(Term of Office of the Independent Auditor)

Article 38	(1)	The term of office of the Independent Auditor shall expire at the conclusion of the Annual Shareholders’ Meeting for the last of the business years ending within one (1) year following his or her election.
(2)	Unless otherwise resolved at the Annual Shareholders’ Meeting as referred to in the preceding paragraph, the Independent Auditor shall be deemed to be reappointed at such Annual Shareholders’ Meeting.

(Remuneration and Other Compensation of the Independent Auditor)

Article 39 The remuneration and other compensation of the Independent Auditor shall be determined by the Representative Director(s) with the consent of the Audit & Supervisory Committee.

CHAPTER VII. ACCOUNTS

(Business Year)

Article 40 The business year of the Company shall be the one (1) year period from April 1 of each year to March 31 of the following year.

(Decision-Making Body for Dividends of Surplus, etc.)

Article 41 Unless otherwise provided for by laws and regulations, matters specified in the items of paragraph 1 of Article 459 of the Companies Act, including dividends of surplus, may be determined by a resolution of the Board of Directors.

(Record Date for Dividends of Surplus)

Article 42	(1)	The record date for year-end dividends of the Company shall be March 31 of each year.
(2)	The record date for interim dividends of the Company shall be September 30 of each year.
(3)	In addition to the preceding two paragraphs, the Company may pay dividends of surplus by setting the record date therefor.

(Statute of Limitations for Dividends)

Article 43 If any year-end dividends or interim dividends of surplus remain unreceived after three (3) years have elapsed since the start date of payment thereof, the Company shall be relieved from its obligation to pay such dividends.

Supplementary Provisions

(First Business Year)

Article 1	Notwithstanding the provisions of Article 40, the first business year of the Company shall be from the date of incorporation of the Company to March 31, 2027.

(Initial Remuneration and Other Compensation of Directors)

Article 2	(1)	Notwithstanding the provisions of Article 21, the total amount of remuneration and other compensation to be paid in cash to Directors who are not Audit & Supervisory Committee Members and Directors who are Audit & Supervisory Committee Members of the Company for the period from the date of incorporation of the Company to the conclusion of the first Annual Shareholders’ Meeting shall be as follows. The amount of remuneration and other compensation for individual Directors who are not Audit & Supervisory Committee Members shall be left to the sole discretion of the Board of Directors. The amount of such remuneration shall not include salary for employees to be paid to Directors who concurrently serve as employees.
1.	Directors who are not Audit & Supervisory Committee Members: Up to an annual amount of 460 million yen (including up to an annual amount of 30 million yen for External Directors)
2.	Directors who are Audit & Supervisory Committee Members: Up to an annual amount of 100 million yen

(2)	Of the remuneration and other compensation for the Company’s Directors and Operating Officers (excluding Directors who are Audit & Supervisory Committee Members, External Directors, and non-residents of Japan; collectively, "Company’s Directors, etc.") for the period from the date of incorporation of the Company to the business year ending March 31, 2029 (the "Relevant Period"), the amount and other details of the remuneration and other compensation to be paid under the stock compensation system (the “System” ; the same applies in the following Article) shall be as follows. The remuneration to be paid under the Plan shall be separate from that specified in the preceding paragraph.
1.	Outline of the System

The System is a performance-linked stock compensation system in which: (i) NOK Co., Ltd. ("NOK") and Eagle Industry Co., Ltd. ("Eagle Industry") contribute to a trust (a trust to be established under the System is referred to a "Trust") (a) the money contributed by NOK and Eagle Industry to the Trust on or before September 30, 2026 and (b) the money contributed by the Company to the Trust during the Relevant Period; (ii) the Trust uses the above money to acquire shares of the Company from the stock market or the Company (by way of disposal of treasury shares) (shares of the Company will be acquired from the stock market during the Relevant Period); and (iii) the Trust makes delivery of shares of the Company and payment of money equivalent to the conversion value of shares of the Company (such delivery and payment are collectively referred to as “Delivery”) (shares of the Company and such money are collectively referred to as the "Company's Shares, etc.") to the Company’s Directors, etc., as remuneration for officers according to their positions and degrees of achievement of performance targets.

The System is a partial revision of the stock compensation plan approved at NOK’s shareholders’ meeting held on June 26, 2024 and Eagle Industry’s general meeting of shareholders held on June 25, 2024. Effective as of October 1, 2026, the Company will succeed to NOK’s and Eagle Industry’s respective contractual statuses and rights and obligations under: (i) the Board Incentive Plan (BIP) Trust Agreement dated August 5, 2022 executed by NOK with Mitsubishi UFJ Trust and Banking Corporation (with the trust period under that trust agreement being planned to be extended until August 31, 2029; the trust established under such trust agreement is referred to as the “Trust (NOK)”); and (ii) the Board Incentive Plan (BIP) Trust Agreement dated August 5, 2022 executed by Eagle Industry with Mitsubishi UFJ Trust and Banking Corporation (with the trust period under that trust agreement being planned to be extended until August 31, 2029; the trust established under such trust agreement is referred to as the “Trust (Eagle Industry)”) (such succession of NOK’s and Eagle Industry’s respective contractual statuses and rights and obligations is referred to as the “Succession”) , and the Trust (NOK) and the Trust (Eagle Industry) will be treated as the Trust (after the Succession, the Trust (NOK) and the Trust (Eagle Industry) will be integrated together through the prescribed procedures).

2.	Maximum amount of money to be contributed by the Company

For the purpose of acquiring shares of the Company to be made available for Delivery to the Company’s Directors, etc., the Company shall establish a Trust for each relevant period by: (i) setting the maximum amount of money that may be contributed by the Company to the Trust for the covered period at the amount calculated by multiplying 670 million yen by the number of years in the covered period (if the covered period is three years, the maximum amount is a total of 2,010 million yen); (ii) contributing money to the Trust naming the Company’s Directors, etc., as beneficiaries.

During the Relevant Period, the Company shall grant points to the Company’s Directors, etc., as set forth in (3) below, and the Trust shall make Delivery of the Company’s Shares, etc., equivalent to the number of points granted at prescribed times.

At the expiration of the Relevant Period, the Trust may be continued by amending the trust agreement and making an additional contribution to the Trust in lieu of establishing a new Trust. The same shall apply thereafter. In such case, the additional covered period shall be three years in principle, with the trust period of the Trust to be extended for the additional covered period. For the purpose of acquiring shares of the Company to be made available for Delivery to the Company’s Directors, etc., the Company shall make an additional contribution of no more than the amount calculated by multiplying 670 million yen by the number of years in the additional covered period and shall continue to grant points to the Company's Directors, etc., and to make Delivery of the Company's Shares, etc., for the additional covered period. However, if such an additional contribution is made and if, as of the last day of the covered period preceding the additional covered period, any part of the Company's shares (excluding shares of the Company which are equivalent to points granted to the Company’s Directors, etc., and have not been delivered to them) acquired to, and/or the money contributed to, acquire shares of the Company to be made available for Delivery to the Company’s Directors, etc., remains in the trust property (the "Remaining Shares, etc."), the total amount of the Remaining Shares, etc., and the additional money to be contributed to the Trust shall be no more than the amount calculated by multiplying 670 million yen by the number of years in that additional covered period.

If no amendment to the trust agreement or additional contribution to the Trust is made at the time of expiration of the period covered by a Trust, no points shall be granted thereafter. However, if any of the eligible current Directors, etc., have not received delivery of the Company’s shares at that point in time, the trust period of the Trust may be extended for a maximum of approximately two years until the delivery of the Company's shares is completed.

3.	Calculation method, upper limit, etc., of the number of the Company’s Shares, etc., for Delivery to the Company’s Directors, etc.

The number of the Company's Shares, etc., for Delivery to the Company’s Directors, etc., shall be determined by the number of Share Delivery Points. One (1) share of the Company shall be delivered per Share Delivery Point, with any fraction of a point rounded down. However, if the Company's shares undergo a share split or are consolidated or the like during a covered period, the maximum number of the Company's Shares, etc., per Share Delivery Point and the maximum number of the Company's shares to be delivered to the Company's Directors, etc., shall be adjusted according to the split ratio, consolidation ratio, or the like, as the case may be.

< Method of calculation of Share Delivery Points >

a.	Performance-linked portion

The performance-linked portion shall be calculated by: (a) accumulating points equivalent to 50% of the base points granted to the beneficiary for each year of the covered period according to his or her posts, etc.; and (b) after the elapse of three years in principle, multiplying the accumulated points by a performance-linked coefficient according to the degree of target achievement.

*	The performance-linked coefficient is relative TSR (TOPIX) and varies in the range of 0% to 200% according to the degree of achievement of performance targets, etc.

Any of the Company's Directors, etc., who retires, dies, or becomes non-resident in Japan during any of the business years of the covered period shall be promptly granted the Share Delivery Points with a performance-linked coefficient of 100%.

b.	Non-performance-linked portion

The non-performance-linked portion shall be the points equivalent to 50% of the base points granted according to posts, etc., of the Company’s Directors, etc., for each year of the covered period.

The maximum number of Company’s Shares, etc., for Delivery to the Company’s Directors, etc. (i.e., the number of points to be granted to the Company’s Directors, etc.) for the period covered by a Trust shall be the number of shares calculated by multiplying 360,000 shares by the number of years of the covered period (if the covered period is three years, a total of 1,080,000 shares). The maximum number of Company’s Shares, etc., for Delivery to the Company’s Directors, etc., shall be set based on past stock prices, etc., in light of the above maximum amount of money that may be contributed by the Company.

4.	Method and timing of Delivery of the Company’s Shares, etc., to the Company’s Directors, etc.

The Company’s Directors, etc., who meet the beneficiary requirements shall, by following the prescribed vesting procedure at a certain time after three years have elapsed since the granting of base points: (i) receive delivery of shares of the Company equivalent to 50% of their respective Share Delivery Points (with any shares less than one unit being rounded down); and (ii) receive payment of money equivalent to the conversion value of the remaining shares of the Company equivalent to their respective Share Delivery Points after conversion into money within the Trust.

If any of the Company’s Directors, etc., who meets the beneficiary requirements dies during the covered period: (i) all of the Company's shares equivalent to the beneficiary’s Share Delivery Points that have been granted as at that time shall be converted into money within the Trust; and (ii) the beneficiary’s heirs shall receive payment of money equivalent to the conversion value of such shares.

Even if the beneficiary requirements are met by the Company’s Directors, etc., if the Board of Directors confirms illegal acts by any of the Company's Directors, etc., the Company may choose not to make Delivery of all or part of the Company's Shares, etc., or may request the return of (i) all or part of the Company's Shares, etc., whose Delivery was made or (ii) the amount of money equivalent thereto.

5.	Voting rights attached to the Company's shares within a Trust

To ensure neutrality in management, voting rights attached to the Company’s shares held in a Trust (before Delivery to the Company’s Directors, etc., is made) shall not be exercised during the trust period.

6.	Handling of dividends of the Company's shares within a Trust

Dividends on the Company's shares held in a Trust shall be received by the Trust and be applied to the Trust's trust fees and expenses. Any remainder of the dividends remaining at the final termination of the Trust after allocation of the dividends to trust fees and expenses shall vest in the Company to the extent of the trust expense reserve, which shall be calculated by deducting the stock acquisition cost from the trust money. Any portion exceeding the trust expense reserve shall be donated to an organization(s) with no interest in the Company or the Company’s Directors, etc.

7.	Other details of the System

Other details of the System shall be determined by the Board of Directors upon establishment of a Trust, amendment of the trust agreement, and additional contribution to the Trust. The Company may introduce systems similar to the System to its subsidiaries.

(Deletion of These Supplementary Provisions)

Article 3	(1) Article 1 and Article 2, paragraph 1 of these Supplementary Provisions shall be deleted at the conclusion of the first Annual Shareholders’ Meeting of the Company.
(2) Article 2, paragraph 2 of these Supplementary Provisions shall be deleted at the termination of the System; however, if a proposal for amendment or continuation of the System is submitted and approved at the Company’s shareholders’ meeting, such deletion shall take place at the time of such approval.

3.	Matters relating to the adequacy of provisions concerning the matters set forth in Article 773, paragraph 1 (v) and (vi) of the Companies Act
(1)	Matters concerning shares of the Joint Holding Company to be delivered by the Joint Holding Company to the shareholders of the Companies upon the Share Transfer and concerning the allocation of shares of the Joint Holding Company

The Companies have determined the allotment ratio at which common shares of the Joint Holding Company will be allotted to the Companies’ respective shareholders upon the incorporation of the Joint Holding Company through the Share Transfer (the "Share Transfer Ratio"), as follows:

(i)	details of allotment pertaining to the share transfer (Share Transfer Ratio)
	NOK	Company
Share Transfer Ratio	1.00	1.00

(Note 1) Details of allotment of shares pertaining to the Share Transfer

One (1) share of the Joint Holding Company’s common stock will be allotted for each share of NOK’s common stock, and one (1) share of the Joint Holding Company’s common stock will be allotted for each share of the Company’s common stock, respectively. If, as a result of the Share Transfer, there is any fraction of less than one (1) share in the respective numbers of shares of the Joint Holding Company’s common stock that are required to be delivered to the shareholders of NOK or the Company, the amount corresponding to such fraction of less than one (1) share will be paid to the relevant shareholders in accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations. However, the Share Transfer Ratios specified above are subject to change through consultation between the Companies in the event of any material change in the terms and conditions which form the basis of the calculation.

(Note 2) Number of shares constituting one (1) unit of shares of the Joint Holding Company and handling of shares less than one (1) unit

The number of shares constituting one (1) unit of shares of the Joint Holding Company shall be 100 shares.

The shareholders of NOK and the Company to whom the shares of the Joint Holding Company are allotted in any number less than one (1) unit (i.e., 100 shares) (“Fractional Shares”) as a result of the Share Transfer will be unable to sell their allotted Fractional Shares on the Tokyo Stock Exchange or any other financial instruments exchange. However, it is possible for shareholders who may come to hold such Fractional Shares to demand the Joint Holding Company to purchase such Fractional Shares held by them, in accordance with Article 192, Paragraph 1 of the Companies Act.

(Note 3) Number of new shares to be delivered by the Joint Holding Company (planned)

Common shares 207,154,136 shares

The number of shares specified above is calculated based on NOK’s total number of issued shares of 160,903,090 shares (as of March 31, 2026), and the Company’s total number of issued shares of 49,757,821 shares (as of March 31, 2026). As the NOK and the Company are respectively planning that, before the Share Transfer takes effect, they will cancel their treasury shares which are currently held or may hereafter be newly acquired by them, within the range of such treasury shares that can be cancelled in practice (immediately before the Share Transfer takes effect), it is not planned that the shares of the Joint Holding Company will be allotted for the treasury shares respectively held by NOK and the Company as of March 31, 2026 (NOK: 233 shares, the Company: 3,506,542 shares). In addition, in the Management Integration Agreement, it has been agreed that NOK may acquire its own common stock as treasury stock up to a total amount of JPY 30 billion by the Effective Date. However, the treasury stock acquired through this acquisition are scheduled to be cancelled, and it is not planned that the shares of the Joint Holding Company will be allotted for the treasury shares. However, since the number of treasury shares to be actually cancelled by the Effective Date has not been determined at present, the aforementioned number of new shares to be issued by the Joint Holding Company is subject to change.

(ii)	Grounds for details of allotment pertaining to the Share Transfer
A.	Grounds and reasons for details of allotment

In order to ensure the fairness of the Share Transfer Ratio described in “(1) Matters concerning shares of the Joint Holding Company to be delivered by the Joint Holding Company to the shareholders of the Companies upon the Share Transfer and concerning the allocation of shares of the Joint Holding Company” above and other fairness of the Share Transfer, NOK has appointed Daiwa Securities Co. Ltd. (“Daiwa Securities”) as its financial advisor and third-party valuation institution, and Mori Hamada

& Matsumoto, a foreign law joint enterprise, as its legal advisor. The Company has appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) as its financial advisor and third-party valuation institution, and Nishimura & Asahi (Gaikokuho Kyodo Jigyo), as its legal advisor. As described in “D. Measures to ensure fairness (including measures to avoid conflict of interest)” below, the Companies obtained valuation reports on the Share Transfer Ratio from their respective third-party valuation institutions on November 7, 2025. In addition, as described in “D. Measures to ensure fairness (including measures to avoid conflict of interest)” below, the Company established the Company’s Special Committee (defined in “D. Measures to ensure fairness (including measures to avoid conflict of interest)” below; the same applies hereinafter), which consists entirely of independent members who have no conflict of interest with NOK or the Company, and obtained a report dated November 7, 2025 from the Special Committee to the effect that the Management Integration is deemed fair to general shareholders (the “Report”).

The Companies carefully considered the Share Transfer Ratio taking into account the calculation results and advice regarding the Share Transfer Ratio submitted by each company’s financial advisor and third-party valuation institution, advice from each company’s legal advisor as described in “D. Measures to ensure fairness (including measures to avoid conflict of interest) (ii) Advice from independent law firms” below, and the Report received by the Company from the Company’s Special Committee as described in “D. Measures to ensure fairness (including measures to avoid conflict of interest), (iii) Obtaining a report from a special committee with no interest in the Company” below, as well as comprehensively considering the results of due diligence conducted by the Companies on the other party and factors such as the financial conditions, business performance trends, status of assets, future prospects, and stock price fluctuations of the Companies. After a series of careful negotiations and deliberations between the Companies, they finally determined that the Share Transfer Ratio stated in “(1) Matters concerning shares of the Joint Holding Company to be delivered by the Joint Holding Company to the shareholders of the Companies upon the Share Transfer and concerning the allocation of shares of the Joint Holding Company” above is appropriate, and the Share Transfer Ratio for the Share Transfer has been determined and agreed upon at the meetings of the boards of directors of both Companies held on November 10, 2025.

While it has been some time since the share transfer ratio was agreed upon on November 10, 2025 until the Companies’ respective annual shareholders’ meetings to which the Share Transfer Plan is submitted for approval, NOK and the Company have concluded, at their respective Board of Directors’ meetings held on May 20, 2026 and May 21, 2026, respectively, that the share transfer ratio remains appropriate and needs no adjustments, taking into account the financial results of the Companies for the fiscal year ended March 31, 2026, and the changes in the Companies’ situation, including their share prices up to the dates of their respective Board of Directors’ meetings.

B.	Matters relating to calculation
i.	Name of valuation institutions and relationship with the Companies

Neither Daiwa Securities, the third-party valuation institution of NOK, nor Mizuho Securities, the third-party valuation institution of the Company, is a related party of the Companies, and neither of them has a material interest in the Share Transfer that should be stated herein.

Mizuho Bank, Ltd. (“Mizuho Bank”), a group company of Mizuho Securities, holds a position as a shareholder of both NOK and the Company, and has entered into financing transactions with NOK and the Company as part of ordinary banking transactions; however, it does not have a material conflict of interest with NOK or the Company regarding the Management Integration. According to Mizuho Securities, in accordance with applicable laws and regulations under Article 36 of the Financial Instruments and Exchange Act (Act No. 25 of 1948. Including subsequent revisions) and Article 70-4 of the Cabinet Office Order on Financial Instruments Business, Mizuho Securities has established and implemented an appropriate conflict of interest management system, including information barriers between Mizuho Securities and Mizuho Bank. Through these measures, the department in charge of financial advisory services at Mizuho Securities is not affected by any conflicts of interest in relation to the Management Integration and can calculate the share value of both companies from a standpoint that is independent of Mizuho Bank’s position as shareholder and lender. The Company has determined that Mizuho Securities’ independence as a third-party valuation institution has been ensured, taking into consideration the fact that an appropriate conflict of interest management system has been established and implemented, that the Company and Mizuho Securities conduct transactions under the same terms and conditions as ordinary business partners, and that Mizuho Securities has a track record as a third-party valuation institution in similar cases in the past.

The compensation to Mizuho Securities includes a contingency fee to be paid upon the completion, etc., of the Management Integration. The Company, taking into consideration the general business practices in similar transactions, has appointed Mizuho Securities as its financial advisor and third-party valuation institution based on the above compensation structure.

ii.	Outline of calculation

In order to ensure fairness in calculating the Share Transfer Ratio used in the Share Transfer, NOK appointed Daiwa Securities as a third-party valuation institution, and the Company appointed Mizuho Securities as a third-party valuation institution. The Companies requested to calculate and analyze a Share Transfer Ratio to said third-party valuation institutions, respectively.

Daiwa Securities used the average market price method as the shares of both NOK and the Company are listed on the TSE Prime Market and have market prices, and the discounted cash flow method (the “DCF method”), which reflects the Companies’ business performance and forecasts in the valuation, to calculate the value of the shares of the Companies. The results of the calculations under each of the methods are as follows. The following calculated ranges for the Share Transfer Ratio below represent the results of the calculations of the number of shares of the Joint Holding Company’s common stock to be allotted for one (1) share of the Company’s common stock where one (1) share of the Joint Holding Company’s common stock is allotted for (1) share of NOK’s common stock.

Adopted Method	Calculation range for the Share Transfer Ratio
Average market price method	0.97 to 1.01
DCF method	0.57 to 1.50

For the average market price method, November 7, 2025, the business day preceding the announcement date of the Share Transfer, was adopted as the calculation base date, and the closing prices of NOK and the Company on the TSE Prime Market on the calculation base date and the simple average of the closing prices for the respective periods of one (1) month prior to the calculation base date, three (3) months prior to the calculation base date, and six (6) months prior to the calculation base date were adopted.

Under the DCF method, for NOK, its corporate value and share value, etc., were calculated, with the present value derived by applying a certain discount rate to the free cash flow that NOK is expected to generate from the second quarter of the fiscal year ended March 31, 2026 onwards, based on various factors such as NOK’s financial forecasts for the four (4)-year period from the fiscal year ended March 31, 2026 through the fiscal year ending March 31, 2029 that the period can be reasonably predicted at this time, taking into account the current earnings environment, performance, etc., NOK’s financial information for the first quarter of the fiscal year ended March 31, 2026, and publicly available information, and from there the Share Transfer Ratio was calculated. In the financial forecasts above, there are fiscal years in which significant fluctuations in earnings or free cash are projected. Specifically, for the fiscal year ended March 31, 2026, free cash flow is expected to decrease from the previous fiscal year due to an increase in working capital. For the fiscal year ending March 31, 2027, free cash flow is expected to increase from the previous fiscal year due to a decrease in working capital. For the fiscal year ending March 31, 2028, operating profit is expected to increase from the previous fiscal year due to factors such as the impact of increased sales volume resulting from solid sales expansion in the seal business and the electronic product business. In addition, free cash flow is expected to decrease from the previous fiscal year due to an increase in working capital accompanying the increase in sales volume. For the fiscal year ending March 31, 2029, free cash flow is expected to increase from the previous fiscal year due to a decrease in working capital in addition to a decrease in capital expenditures. The synergies expected to be realized through the implementation of the Management Integration have not been taken into account in the financial forecasts below, nor have they been included in the calculations made by Daiwa Securities based on these forecasts, because it is currently difficult to specifically estimate the impact on earnings.

On the other hand, for the Company, its corporate value and share value, etc., were calculated, with the present value derived by applying a certain discount rate to the free cash flow that the Company is expected to generate from the second quarter of the fiscal year ended March 31, 2026 onwards, based on various factors such as the Company’s financial forecasts prepared by the Company for the four (4)-year period from the fiscal year ended March 31, 2026 through the fiscal year ending March 31, 2029 that can be reasonably predicted at this time, taking into account the current earnings environment, performance, etc., the Company’s financial information for the first quarter of the fiscal year ended March 31, 2026, and publicly available information, and from there the Share Transfer Ratio was calculated. In the financial forecasts above, there are fiscal years in which significant fluctuations in earnings or free cash are projected. Specifically, for the fiscal year ended March 31, 2026, operating profit is expected to increase from the previous fiscal year due to factors such as the impact of increased sales volume resulting from solid sales expansion in the semiconductor industry. For the same reasons, free cash flow is expected to increase from the previous fiscal year. For the fiscal year ending March 31, 2027, free cash flow is expected to increase from the previous fiscal year due to a decrease in capital expenditures. For the fiscal year ending March 31, 2028, free cash flow is expected to decrease from the previous fiscal year due to an increase in capital expenditures. For the fiscal year ending March 31, 2029, free cash flow is expected to increase from the previous fiscal year due to a decrease in capital expenditures. The synergies expected to be realized through the implementation of the Management Integration have not been taken into account in the financial forecasts below, nor have they been included in the calculations made by Daiwa Securities based on these forecasts, because it is currently difficult to specifically estimate the impact on earnings.

In calculating the share value of the Companies’ shares, Daiwa Securities used the information provided by the Companies and publicly available information as is, assuming that all such materials and information were accurate and complete, without independently verifying their accuracy or completeness. Additionally, no independent assessment or appraisal of the assets or liabilities (including off-balance sheet assets and liabilities or other contingent liabilities) of the Companies or their affiliates have been made or obtained, nor have any requests been made to the third-party institutions to value or appraise them. Daiwa Securities’ calculations reflect the above information as of November 7, 2025.

Mizuho Securities used the average market price method as the shares of both NOK and the Company are listed on the Prime Market of the Tokyo Stock Exchange and have market prices, the comparable multiple valuation method as it is possible to make an analogy of the value of the shares of the Companies based on the market share prices of several listed companies comparable to the Companies, and the DCF method, which reflects the Companies’ business performance and forecasts in the valuation, to calculate the value of the shares of the Companies. The results of the calculations under each of the methods are as follows. The following calculated ranges for the Share Transfer Ratio below represent the results of the calculations of the number of shares of the Joint Holding Company’s common stock to be allotted for one (1) share of the Company’s common stock where one (1) share of the Joint Holding Company’s common stock is allotted for (1) share of NOK’s common stock.

Adopted Method	Calculation range for the Share Transfer Ratio
Average market price method	0.97 to 1.01
Comparable company analysis	0.82 to 1.29
DCF method	0.72 to 1.34

In addition, for the average market price method, November 7, 2025, the business day preceding the announcement date of the Share Transfer, was adopted as the calculation base date, and the closing prices of NOK and the Company on the TSE Prime Market on the calculation base date and the simple average of the closing prices for the respective periods of one (1) month prior to the calculation base date, three (3) months prior to the calculation base date, and six (6) months prior to the calculation base date were adopted. The above range of Share Transfer Ratio was calculated based on the results of said valuations.

In the comparable company analysis, Toyoda Gosei Co., Ltd. and Nifco Inc. were selected as listed companies that operate businesses that are relatively similar to NOK, and THK Co., Ltd., Harmonic

Drive Systems Inc., Tsubakimoto Chain Co., KITZ Corporation, and Oiles Corporation were selected as listed companies that operate businesses that are relatively similar to the Company. The Share Transfer Ratio was then calculated by calculating the value per share of the Companies using the multiple of EBITDA to corporate value.

Under the DCF method, for NOK, its corporate value and share value, etc., were calculated and the Share Transfer Ratio was calculated by discounting the free cash flow that NOK is expected to generate from the first quarter of the fiscal year ended March 31, 2026 onwards at a certain discount rate to its present value, based on various factors such as NOK’s financial forecasts in the business plan for the four (4)-year period from the fiscal year ended March 31, 2026 to the fiscal year ending March 31, 2029, which NOK prepared based on its current earnings environment and performance, etc., with the period being a reasonably predictable period at the time of writing, NOK's financial information for the second quarter of the fiscal year ended March 31, 2026, and publicly available information. The discount rate applied was the weighted average cost of capital, with a range of from 8.3% to 9.3%. The perpetuity growth method and the exit multiple method are used to calculate the terminal value. Under the perpetuity growth method, the perpetuity growth rate was set at 1.5% to 2.5%, taking into consideration the external environment and other factors, and the terminal value has been calculated to be between JPY 387.032 billion and 542.504 billion. Under the exit multiple method, the ratio of EBITDA multiples applicable to corporate value was set at 3.8 to 4.8 times, taking into account the level of listed companies selected by the comparable company analysis, and the terminal value has been calculated to be between JPY 292.522 billion and 383.249 billion. In addition, investment securities other than those related to shares of the Company held by NOK are recognized as non-operational assets that have a significant impact on the valuation of shares, and the share of profit accounted for using the equity method of the Company held by NOK is included in free cash flow by adding to EBITDA. Specific numerical values of the financial forecasts that Mizuho Securities used as a basis for calculation under the DCF method are as follows. In the financial forecasts above, there are fiscal years in which significant fluctuations in earnings or free cash are projected. Specifically, for the fiscal year ending March 31, 2027, free cash flow is expected to decrease by 40.2% from the previous fiscal year, due to factors such as a temporary increase in capital investment in the seal business. For the fiscal year ending March 31, 2028, operating profit is expected to increase by 43.9% from the previous fiscal year, primarily due to factors such as the impact of increased sales volume resulting from solid sales expansion in the seal and electronic product businesses. However, free cash flow is projected to decrease by 31.9% from the previous fiscal year due to factors such as an increase in working capital. For the fiscal year ending March 31, 2029, free cash flow is expected to increase by 164.0% from the previous fiscal year, primarily due to a decrease in capital investment in the electronic product business. The synergies expected to be realized through the implementation of the Management Integration have not been taken into account in the financial forecasts below, nor have they been included in the calculations made by Mizuho Securities based on these forecasts, because it is currently difficult to specifically estimate the impact on earnings.

(Units: JPY 1 million)

	FYE March 2026 (9 months)	FYE March 2027	FYE March 2028	FYE March 2029
Sales volume	555,033	706,526	757,179	780,453
Operating profit	25,898	29,214	42,032	50,077
EBITDA	64,729	83,746	99,353	108,381
Free cash flow	26,830	21,481	14,629	38,619

On the other hand, for the Company, its corporate value and share value, etc., were calculated, with the present value derived by applying a certain discount rate to the free cash flow that the Company is expected to generate from the second quarter of the fiscal year ended March 31, 2026 onwards, based on various factors such as the Company’s financial forecasts prepared by the Company for the four (4)-year period from the fiscal year ended March 31, 2026 through the fiscal year ending March 31, 2029 that can be reasonably predicted at this time, taking into account the current earnings environment, performance, etc., the Company’s financial information for the first quarter of the fiscal year ended March 31, 2026, and publicly available information, and from there the Share Transfer Ratio was calculated. The discount rate applied was the weighted average cost of capital, with a range of from 8.4% to 9.4%. The perpetuity growth method and the exit multiple method are used to calculate the terminal value. Under the perpetuity growth method, the perpetuity growth rate was set at 1.5% to 2.5%, taking into consideration the external environment and other factors, and the terminal value has been calculated to be between JPY 139.863 billion and 194.781 billion. Under the exit multiple method, the ratio of EBITDA multiples applicable to corporate value was set at 5.6 to 6.6 times, taking into account the level of listed companies selected by the comparable company analysis, and the terminal value has been calculated to be between JPY 121.180 billion and 147.785 billion. Investment securities are recorded as non-operational assets that have a significant impact on the valuation of shares. Specific numerical values of the financial forecasts that Mizuho Securities used as a basis for calculation under the DCF method are as follows. In the financial forecasts above, there are fiscal years in which significant fluctuations in earnings or free cash are projected. Specifically, for the fiscal year ended March 31, 2026, operating profit is expected to increase by 37.7% from the previous fiscal year, primarily due to the impact of increased sales volume resulting from strong sales growth in businesses targeting the semiconductor industry, and free cash flow is projected to increase by 44.9% from the previous fiscal year. For the fiscal year ending March 31, 2027, free cash flow is expected to increase by 50.7% from the previous fiscal year, primarily due to a decrease in capital expenditures in businesses targeting the automotive, construction machinery, and marine industries. For the fiscal year ending March 31, 2029, free cash flow is expected to increase by 38.2% from the previous fiscal year, mainly due to a decrease in capital expenditures in the semiconductor industry. The synergies expected to be realized through the implementation of the Management Integration have not been taken into account in the financial forecasts below, nor have they been included in the calculations made by Mizuho Securities based on these forecasts, because it is currently difficult to specifically estimate the impact on earnings.

(Units: JPY 1 million)

	FYE March 2026 (9 months)	FYE March 2027	FYE March 2028	FYE March 2029
Sales volume	132,511	178,000	184,000	192,000
Operating profit	8,702	11,300	12,300	14,500
EBITDA	20,369	27,160	28,054	30,269
Free cash flow	7,251	12,831	10,071	13,921

Mizuho Securities, in calculating the above Share Transfer Ratio, has generally adopted publicly available information and information provided to Mizuho Securities by NOK and the Company as presented, assuming that all materials and information are accurate and complete. Mizuho Securities has not independently verified the accuracy or completeness of such information and bears no obligation or responsibility for such verification. Mizuho Securities has not made or obtained any independent assessment or appraisal of the assets and liabilities (including derivative transactions, off-balance sheet assets and liabilities and other contingent liabilities) of both companies or their affiliates, nor has it requested any third-party institution to value or appraise them. Mizuho Securities assumes that the business plans, financial forecasts and other forward- looking information provided by the Companies have been prepared in accordance with reasonable and proper procedures based on the best estimates and judgments currently possible by the management of the Companies. Mizuho Securities relies on such information without independently verifying the accuracy, adequacy, and feasibility of the respective business plans. Mizuho Securities’ calculation of the Share Transfer Ratio reflects the information and economic conditions received by Mizuho Securities as of November 7, 2025.

C.	Prospects for delisting and handling of application for listing, etc. of Joint Holding Company

The Companies plan to make a technical listing of the shares of the newly established Joint Holding Company on the Prime Market of the Tokyo Stock Exchange. The listing date is scheduled to be October 1, 2026, the date of registration of the establishment of the Joint Holding Company. The Companies will be delisted from the Tokyo Stock Exchange on September 29, 2026, prior to the listing of the Joint Holding Company, as the Companies will become wholly owned subsidiaries of the Joint Holding Company through the Share Transfer. The actual delisting date will be determined in accordance with the respective rules of the Tokyo Stock Exchange.

D.	Measures to ensure fairness (including measures to avoid conflict of interest)

Since NOK owns 32.03% of the total number of issued shares of the Company (excluding treasury shares) (as of September 30, 2025), and is also another affiliate of the Company, the Share Transfer does not constitute a material transaction with a controlling shareholder for the Company. Additionally, the shares of the Joint Holding Company are scheduled to be made a technical listing on the Prime Market of the Tokyo Stock Exchange, and so this does not constitute a case in which the wholly owning parent company established through the Share Transfer does not apply for a new listing. However, because NOK is another affiliate of the Company, the Share Transfer falls under a case where “Matters to Be Observed Pertaining to MBOs, etc.”, stipulated in Article 441 of the Securities Listing Regulations of the Tokyo Stock Exchange, apply to the Company. Accordingly, the Companies have taken the following measures to ensure the fairness of the Share Transfer Ratio and other aspects of the Share Transfer (including measures to avoid conflict of interest).

i.	Obtaining a valuation report from an independent third-party valuation institution

As stated in “(1) Matters concerning shares of the Joint Holding Company to be delivered by the Joint Holding Company to the shareholders of the Companies upon the Share Transfer and concerning the allocation of shares of the Joint Holding Company” above, in order to ensure the fairness and reasonableness of the Share Transfer, NOK and the Company have appointed Daiwa Securities and Mizuho Securities, respectively, as independent third-party valuation institutions and obtained a Share Transfer Ratio valuation report as a basis for agreeing on the Share Transfer Ratio for the Share Transfer. Neither company has obtained a written opinion (so-called fairness opinion) from the aforementioned third-party valuation institutions stating that the Share Transfer Ratio is appropriate for their respective shareholders from a financial perspective.

ii.	Advice from independent law firms

In order to ensure the fairness and appropriateness of the Share Transfer, NOK and the Company appointed Mori Hamada & Matsumoto and Nishimura & Asahi (Gaikokuho Kyodo Jigyo), respectively, as independent legal advisors, and have received advice on the procedures and decision-making methods and processes for the Share Transfer. Mori Hamada & Matsumoto and Nishimura & Asahi (Gaikokuho Kyodo Jigyo) are not related parties of any of the Companies and do not have material interests in connection with the Management Integration that should be specifically noted.

iii.	Obtaining a report from a special committee with no interest in the Company

Since NOK owns 32.03% of the total number of issued shares of the Company (as of September 30, 2025), and is also another affiliate of the Company, the Management Integration, including the Share Transfer, may have structural conflicts of interest, and so the Company established a special committee (“the Company’s Special Committee”) consisting of five (5) members, none of whom have any interests in NOK or the Company: Risa Yamasawa, an Outside Director of the Company; Takashi Koike, Katsuhiko Shono and Masako Sakaguchi, who are Outside Directors and Audit and Supervisory Committee Members of the Company; and Masahiko Yasuda (President and Representative Director of Benedi Consulting Co., Ltd., certified public accountant), who is an outside expert (Takashi Koike was elected as the Chairperson of the Company’s Special Committee by mutual vote among the committee members, and the membership of the Company’s Special Committee has not changed since its establishment). The purpose of this committee is to consider and ensure the fairness of the Management Integration, including the Share Transfer, eliminate arbitrariness in decision-making regarding the Management Integration, ensure the fairness, transparency, and objectivity of the Company’s decision-making process, avoid conflicts of interest, and confirm that the Company’s decision to proceed with the Management Integration is fair to the Company’s general shareholders.

In considering the Management Integration, the Company’s board of directors requested the Company’s Special Committee to provide advice regarding (i) the appropriateness and reasonableness of the purpose of the Management Integration (including whether the Management Integration will contribute to enhancing the Company’s corporate value), (ii) the fairness of the transaction terms and conditions of the Management Integration (including the Share Transfer Ratio in the Share Transfer), (iii) the fairness of the procedures related to the Management Integration, and (iv) whether the Management Integration is fair to the general shareholders of the Company (the “Inquiry Matters”).

Furthermore, the Company’s board of directors resolved that, in the event that the Company’s Special Committee determines that the Management Integration will be disadvantageous to the general shareholders of the Company, it will not support the Management Integration (will not enter into an agreement regarding the Management Integration) and will grant to the Company’s Special Committee (a) the authority to designate or approve (including post-approval) the company’s third-party valuation institutions, legal advisers, financial advisers, and other advisers (“Advisors, etc.” for the Inquiry Matters) to ensure appropriate judgment, (b) the authority to appoint, at the expense of the Company, Advisors, etc., to the Company’s Special Committee (the Company will bear the reasonable expenses with regard to technical advice, such as advisers to the Company’s Special Committee), (c) the authority to appoint, at the expense of the Company, persons to assist the Company’s Special Committee in its duties, (d) the authority to require the Company’s directors, employees, and other persons deemed necessary by the Company’s Special Committee to attend meetings of the Company’s Special Committee and to request explanations of necessary information, and (e) the authority to negotiate the terms of the Management Integration or to give instructions to the Company regarding such negotiations, as appropriate. In response, after considering independence, expertise, track records, etc., the Company’s Special Committee approved Mizuho Securities as a financial advisor and third-party valuation institution and Nishimura & Asahi (Gaikokuho Kyodo Jigyo) as a legal advisor appointed by the Company, as they determined there are no issues regarding their independence or expertise from NOK, the Company, or the success or failure of the Management Integration, and confirmed that the Company’s Special Committee can receive expert advice as necessary.

The Company’s Special Committee also approved the directors, etc., of the Company to be involved in the consideration of the Management Integration after confirming that they are independent from NOK and the Company and that there are no problems from the viewpoint of a conflict of interest.

The compensation of the Company’s Special Committee shall be paid in consideration of the duties of the committee in an amount corresponding to the period of establishment of the Company’s Special Committee, regardless of the content of the report, and does not include a fee contingent upon the announcement or establishment of the Management Integration.

The Company’s Special Committee conducted careful examination concerning the Inquiry Matters by holding a total of 14 meetings with all members present for all meetings for a total of approximately 19.7 hours from June 25, 2025 to November 7, 2025, as well as by stating their opinions, exchanging information, and collecting information, etc., orally or through e-mails, etc., outside of meetings, and holding ad hoc discussions as necessary.

Specifically, the Company’s Special Committee has conducted (i) hearings with NOK regarding the background and circumstances that led to the proposal for the Management Integration, the purpose of the Management Integration, synergies that will result from the Management Integration, and management policies, expected structure, etc., after the Management Integration; (ii) hearings with the Company regarding the status of evaluation and consideration of NOK’s proposal, the content of discussions with the Company, and the content and preparation method of the business plan that served as the basis for the valuation of the Company’s shares by Mizuho Securities; (iii) hearings with Mizuho Securities regarding the content and progress of the Management Integration, as well as the details and method of the valuation of the Company’s shares; and (iv) hearings with Nishimura & Asahi (Gaikokuho Kyodo Jigyo) regarding legal advice, including advice on measures to be taken to ensure the fairness of the procedures in the Management Integration, the various procedures related to the Management Integration, the method of deliberation by the Company’s Special Committee regarding the Management Integration, and negotiations with NOK regarding the Share Transfer Ratio and other conditions. Based on financial advice and the Share Transfer Ratio valuation report received from Mizuho Securities on November 7, 2025, as well as the legal advice obtained from Nishimura & Asahi (Gaikokuho Kyodo Jigyo), the Company’s Special Committee carefully discussed and considered the Inquiry Matters and submitted the Report to the Company’s board of directors on November 7, 2025, with the unanimous consent of all members.

The Report contains the following conclusion on the Inquiry Matters: (i) the Management Integration is considered to contribute to enhancing the Company’s corporate value, and the purpose of the Management Integration is considered to be appropriate and reasonable; (ii) the transaction terms and conditions, including the Share Transfer Ratio in the Share Transfer, are considered to be fair; (iii) the procedures related to the Management Integration are considered to be fair; and (iv) the Management Integration is considered to be fair to general shareholders. For further details, including the contents of and reasons behind the Company’s Special Committee’s report, please refer to the Report in Attachment 1 to the press release entitled "Execution of Integration Agreement and Preparation of Share Transfer Plan for Management Integration through the Establishment of a Joint Holding Company (Share Transfer) between NOK Corporation and Eagle Industry Co., Ltd." released by NOK and the Company on November 10, 2025.

iv.	Unanimous approval of all directors (including directors who are audit and supervisory committee members) with no interest in the Company

Based on financial advice and the Share Transfer Ratio valuation report received from Mizuho Securities and the legal advice obtained from Nishimura & Asahi (Gaikokuho Kyodo Jigyo), the Company has carefully discussed and considered the Management Integration, including the Share

Transfer, while respecting the content of the Report submitted by the Company’s Special Committee to the maximum extent possible. As a result, at a meeting of the Company’s board of directors held on November 10, 2025, 12 directors (including directors who are audit and supervisory committee members) with no interests unanimously resolved to execute the Management Integration Agreement and prepare the Share Transfer Plan. (the Company’s note: the version of the Share Transfer Plan before the amendment by the agreement dated May 21, 2026 between the Company and Eagle Industry).

v.	Establishment of an independent review system at the Company

The Company has established a system within the Company to conduct deliberations, negotiations, and decision-making regarding the Share Transfer independently of NOK and the outcome of the Share Transfer. Specifically, the Company established a framework to conduct deliberations regarding the Share Transfer (including the preparation of the business plan forming the basis for NOK's share valuation) and to engage in discussions and negotiations with NOK starting from June 20, 2025, the date it received the proposal concerning the Management Integration from NOK.

Based on the advice of Nishimura & Asahi (Gaikokuho Kyodo Jigyo), the Company’s Special Committee confirmed that NOK and parties with an independent interest in the success or failure of the Share Transfer did not participate in the internal review, negotiation, and decision of the Share Transfer. The handling of these matters, including the review framework of the Company, has been approved by the Company’s Special Committee, confirming that there are no issues from the perspective of independence and fairness.

vi.	Ensuring opportunities for other acquiring parties to make proposals (market checks)

The Company and NOK have established a deal protection provision in the Management Integration Agreement stipulating that, from the date of execution of the Management Integration Agreement, neither the Company nor NOK shall propose or solicit any transaction to any third party that is materially inconsistent with or conflicts with the Management Integration or that could impede the purpose of the Management Integration.

However, if the Company receives a bona fide competing proposal at least 14 days prior to the effective date of the Share Transfer, it is not prohibited from providing information to the third party that made such proposal or from consulting and negotiating with that third party, to the extent necessary and reasonable to fulfill its directors’ fiduciary duty of care. Furthermore, the Company has established a Fiduciary Out provision stipulating that the Company’s Special Committee may terminate the Management Integration Agreement if it withdraws the recommendations contained in the Report, and reasonably determines that refusing the competing proposal would violate the fiduciary duty of care of the directors of the Company.

In addition, there is a period of approximately 11 months between the announcement of the Management Integration and October 1, 2026, which is the scheduled effective date of the Share Transfer. Further, the general meeting of shareholders where the resolution to approve or not approve the Share Transfer Plan related to the Share Transfer is to be held in late June 2026, allowing for a period of approximately 8 months from the announcement. Accordingly, in addition to ensuring adequate time and opportunity for the Company’s general shareholders to make appropriate decisions regarding their approval or disapproval of the Share Transfer Plan related to the Share Transfer, the Company has also secured opportunities for persons or entities other than NOK to make counter-acquisitions, etc., for the Company’s shares. In light of the above, the establishment of a deal protection provision in the Management Integration Agreement is believed not to impair the effectiveness of the indirect market check by the Company.

Furthermore, during the review process for the Management Integration, the Company did not conduct an active market check. However, regarding the Share Transfer, it is recognized that so-called indirect market check, as described above, has been conducted. Considering that other sufficient fairness safeguards have been implemented as stated in items i. through v. above, it is believed that the absence of an active market check alone does not compromise the procedural fairness of the Management Integration.

(2)	Matters concerning the Joint Holding Company’s capital and reserves

Upon the establishment of the Joint Holding Company through the Share Transfer, NOK and the Company decided to set the amounts of capital, reserves, etc., of the Joint Holding Company as follows:

1)	Amount of capital:	JPY 5 billion
2)	Amount of capital reserve:	JPY 370 billion
3)	Amount of legal retained earnings:	0 yen

The above amounts of capital and reserves were determined within the limits specified in Article 52 of the Regulation on Corporate Accounting through consultation between NOK and the Company by taking comprehensively into account and consideration the size of the Joint Holding Company and other circumstances.

4.	Information on NOK
(1)	Content of the financial statements for the most recent fiscal year (fiscal year ended March 31, 2026)

Pursuant to laws and regulations as well as Article 13 of the Company's Articles of Incorporation, information on NOK's financial statements for the fiscal year ended March 2026 is omitted in this notice but is found on the Internet at the Company’s website and the TSE website.

(2)	Details of events occurring after the last day of the most recent fiscal year and having material impact on the status of the corporate assets

Not applicable.

5.	Details of events occurring in the Company after the last day of the most recent fiscal year and having material impact on the status of its corporate assets

Not applicable.

6.	Matters specified in Article 74 of the Ordinance for Enforcement of the Companies Act regarding candidates for Directors (excluding Directors who are Audit & Supervisory Committee Members) of the Joint Holding Company

The candidates for Directors (excluding Directors who are Audit & Supervisory Committee Members) of the Joint Holding Company are as follows:

No.	Name (Date of Birth)	Brief Personal History, Positions, Area of Responsibility, and Significant Concurrent Positions		(1) Number of NOK Shares Held (2) Number of the Company’s Shares Held (3) Number of the Joint Holding Company’s Shares to Be Allocated
1	Masao Tsuru (June 13, 1980)	April 2005	Joined NOK Corporation	(1) 106,100 shares (2) - shares (3) 106,100 shares
		May 2009	MBA, McDonough School of Business, Georgetown University
		April 2015	Department Manager, Corporate Planning Department, Corporate Planning Office, NOK Corporation
		April 2017	Operating Officer, NOK Corporation
		April 2017	Deputy General Manager, Corporate Planning Office, NOK Corporation
		June 2018	President and Representative Director, NOK Klüber Co., Ltd.
		April 2020	Representative Director, NOK Klüber Co., Ltd.
		April 2020	Senior Operating Officer, NOK Corporation
		April 2020	General Manager, Corporate Business Strategy Office, NOK Corporation
		June 2020	Director, NOK Corporation
		June 2020	Senior Managing Director, NOK Corporation
		April 2021	President and Representative Director, NOK Corporation
		June 2022	Representative Director, Chief Executive Officer, NOK Corporation
		June 2023	Representative Director, Chief Executive Officer, NOK Corporation
		June 2024	Representative Director, Group Chief Executive Officer, NOK Corporation (incumbent)

(Significant concurrent positions)

Representative Director, Chairman, MEKTEC CORPORATION (*)

Representative Director, Chairman, NOK Klüber Co., Ltd.

Representative Director, Chairman, Unimatec Co., Ltd. (*)

Vice Chairman & Director, NOK-Freudenberg Singapore Pte. Ltd.

Representative Director, Seiwa Jisho Co., Ltd.

*Scheduled for retirement at the conclusion of the Annual Shareholders’ Meeting to be held in June 2026.

(Reasons for nomination as a candidate for Director)

Mr. Masao Tsuru has extensive experience and track record in a wide range of management areas, and has contributed to developing, and enhancing the corporate value of, NOK Corporation and the entire NOK Group. We nominate him as a candidate for Director, as we have concluded that he will be able to appropriately make comprehensive managerial judgments and decisions for the entire Joint Holding Company group and to supervise management from an objective perspective at the Joint Holding Company to be newly established.

No.	Name (Date of Birth)	Brief Personal History, Positions, Area of Responsibility, and Significant Concurrent Positions		(1) Number of NOK Shares Held (2) Number of the Company’s Shares Held (3) Number of the Joint Holding Company’s Shares to Be Allocated
2	Chikashi Takeda (October 6, 1962)	April 1985	Joined Yamanouchi Pharmaceutical Co., Ltd. (Currently Astellas Pharma Inc.)	(1) - shares (2) - shares (3) - shares
		April 2014	Corporate Executive, Vice President, Corporate Planning, Astellas Pharma Inc.
		April 2016	Corporate Executive, Vice President, Corporate Finance & Control, Astellas Pharma Inc.
		April 2017	Corporate Executive, Chief Financial Officer, Astellas Pharma Inc.
		April 2018	Senior Corporate Executive, Chief Financial Officer and Interim Head of Global Procurement, Astellas Pharma Inc.
		January 2020	Joined Olympus Corporation
		April 2020	Executive Officer, Chief Financial Officer, Olympus Corporation
		April 2025	Joined NOK Corporation
		April 2025 June 2025	Senior Executive Officer, Financial Strategy, NOK Corporation Director, NOK Corporation
		June 2025	Director, Group Chief Financial Officer, NOK Corporation (incumbent)

(Reasons for nomination as a candidate for Director)

With his high levels of expertise and insights into corporate planning and finance, Mr. Chikashi Takeda has contributed to developing, and enhancing the corporate value of, NOK Corporation and the entire NOK Group. We nominate him as a candidate for Director, as we have concluded that he will be able to contribute to planning and executing strategies to enhance corporate value throughout the Joint Holding Company group and to supervise management from an objective perspective at the Joint Holding Company to be newly established.

No.	Name (Date of Birth)	Brief Personal History, Positions, Area of Responsibility, and Significant Concurrent Positions		(1) Number of NOK Shares Held (2) Number of the Company’s Shares Held (3) Number of the Joint Holding Company’s Shares to Be Allocated
3	Yuki Sato (January 30, 1967)	April 1991	Joined NOK Corporation	(1) 3,600 shares (2) - shares (3) 3,600 shares
		April 2010	Department Manager, Engineering Research Department, Corporate Technology Office, NOK Corporation
		April 2020	Operating Officer, NOK Corporation
		April 2020	General Manager, Corporate Technology Office and Manufacturing Technology Office, NOK Corporation
		April 2023	Head of NOK R&D, NOK Corporation
		June 2023	Senior Operating Officer, Chief Technology Officer, NOK Corporation
		June 2024 June 2024	Director, NOK Corporation Director, Group Chief Technology Officer, Head, NOK Group R&D, NOK Corporation (incumbent)

(Reasons for nomination as a candidate for Director)

With his high levels of expertise and insights into technology research and development fields, Mr. Yuki Sato has contributed to developing, and enhancing the corporate value of, NOK Corporation and the entire NOK Group. We nominate him as a candidate for Director, as we have concluded that he will be able to contribute to achieving technological synergies throughout the Joint Holding Company group and to supervise management from an objective perspective at the Joint Holding Company to be newly established.

No.	Name (Date of Birth)	Brief Personal History, Positions, Area of Responsibility, and Significant Concurrent Positions		(1) Number of NOK Shares Held (2) Number of the Company’s Shares Held (3) Number of the Joint Holding Company’s Shares to Be Allocated
4	Tetsuji Tsuru (August 16, 1949)	April 1972	Joined NOK Corporation	(1) - shares (2) 169,133 shares (3) 169,133 shares
		June 1977	Vice President and Director, NOK INC.
		June 1979	Director, Eagle Industry Co., Ltd.
		June 1981	MBA, Sloan School of Management, Massachusetts Institute of Technology
		January 1982	Managing Director, Eagle Industry Co., Ltd.
		April 1984	Senior Managing Director, Eagle Industry Co., Ltd.
		June 1985	Representative Director and Vice President, Eagle Industry Co., Ltd.
		June 1989	Representative Director and President, Eagle Industry Co., Ltd.
		June 2006	Director, NOK Corporation
		June 2018	Representative Director, Chairman of the Board and President, Eagle Industry Co., Ltd. (incumbent)

(Reasons for nomination as a candidate for Director)

We nominate Mr. Tetsuji Tsuru as a candidate for Director, as he has extensive knowledge and experience in a wide range of general management, and we have concluded that he will be able to make important decisions and supervise management from an objective perspective as a Director of the Joint Holding Company to be newly established, by leveraging his deep insight into different industries and businesses that has been cultivated at Eagle Industry Co., Ltd.

1.	The numbers of shares of the Companies held by each of the candidates are as of March 31, 2026. The number of shares of the Joint Holding Company to be allocated to each of the candidates is stated based on his shareholding status as of the same date and by taking the Share Transfer Ratio into account. The actual number of shares of the Joint Holding Company allocated is subject to change depending on the number of shares held immediately before the date of establishment of the Joint Holding Company.
2.	Candidate Mr. Masao Tsuru also serves as Representative Director and Chairman of NOK Klüber Co., Ltd., a trade partner of NOK and the Company.
He also serves as Vice Chairman & Director for NOK-Freudenberg Singapore Pte. Ltd. and Representative Director for Seiwa Jisho Co., Ltd. NOK receives dividend payments from NOK-Freudenberg Singapore Pte. Ltd. Seiwa Jisho Co., Ltd. is a business partner of the Company in the area of real estate leasing, etc.
3.	Other than the above, none of the candidates is expected to have any special relationship with or interest in the Joint Holding Company.
4.	If the candidates assume office as Directors, the Joint Holding Company will enter into a directors and officers liability insurance (D&O insurance) policy as provided for in Article 430-3, paragraph 1 of the Companies Act with an insurance company. The policy will name the Directors as the insured and will cover damages, litigation costs, etc., that may be incurred by Directors due to their business activities.

7.	Matters specified in Article 74-3 of the Ordinance for Enforcement of the Companies Act regarding candidates for Directors who are Audit & Supervisory Committee Members of the Joint Holding Company

The candidates for Directors who are Audit & Supervisory Committee Members of the Joint Holding Company are as follows:

No.	Name (Date of Birth)	Brief Personal History, Positions, Area of Responsibility, and Significant Concurrent Positions		(1) Number of NOK Shares Held (2) Number of the Company’s Shares Held (3) Number of the Joint Holding Company’s Shares to Be Allocated
1	Kazushige Hayashi (November 18, 1963)	April 1991	Joined NOK Corporation	(1) 3,500 shares (2) - shares (3) 3,500 shares
		July 2019	Department Manager, Accounting Department, Corporate Finance & Accounting Office, NOK Corporation
		April 2023	Deputy General Manager, Corporate Finance & Accounting Office, NOK Corporation
		June 2024	General Manager, Head, Internal Audit Office, NOK Corporation (incumbent)

(Reasons for nomination as a candidate for Director who is an Audit & Supervisory Committee Member)

Mr. Kazushige Hayashi has been engaged in financial and accounting services for many years and has served as the General Manager of the Internal Audit Office. This background has given him substantial knowledge in finance, accounting, and auditing. We nominate him as a candidate for Director who is an Audit & Supervisory Committee Member, as we have concluded that he will be able to perform appropriate audit and supervision from an objective perspective at the Joint Holding Company to be newly established.

No.	Name (Date of Birth)	Brief Personal History, Positions, Area of Responsibility, and Significant Concurrent Positions		(1) Number of NOK Shares Held (2) Number of the Company’s Shares Held (3) Number of the Joint Holding Company’s Shares to Be Allocated
2	Makoto Fujioka (March 27, 1950)	April 1972	Joined the Ministry of International Trade and Industry (currently the Ministry of Economy, Trade and Industry)	(1) 9,300 shares (2) 4,800 shares (3) 14,100 shares
		June 1977	MBA, Harvard Business School, Harvard University
		June 1987	Head of Energy Efficiency Division, International Energy Agency (IEA) (in France)
		June 1996	Deputy Director-General, Trade & Economic Affairs, the Ministry of International Trade and Industry
		February 2001	Ambassador of Japan to the United Arab Emirates
		September 2003	Retired from the Ministry of Economy, Trade and Industry
		June 2004	Director and Executive Officer, Nippon Light Metal Co.,Ltd
		June 2007	Director and Senior Executive Officer, Nippon Light Metal Co., Ltd.
		June 2013	Director and Executive Vice President, Nippon Light Metal Co., Ltd.
		July 2015	Director General, Japan Association for Chemical Innovation
		June 2016 June 2016	External Director, NOK Corporation Outside Director, Eagle Industry Co., Ltd.
		June 2024	External Director (Audit & Supervisory Committee Member), NOK Corporation (incumbent)
		August 2024	Chairperson of the Nomination and Remuneration Advisory Committee, NOK Corporation (incumbent)
(Significant concurrent positions) Outside Director, Nippon Paper Industries Co., Ltd.

(Reasons for nomination as a candidate for External Director who is an Audit & Supervisory Committee Member and overview of expected roles)

Mr. Makoto Fujioka has a wealth of experience and profound insight in industrial policy and diplomacy, as well as a proven track record of corporate management based on such expertise. We nominate him as a candidate for External Director who is an Audit & Supervisory Committee Member, as he is expected to provide appropriate advice, audit and supervision in general management of the Joint Holding Company to be newly established, from an objective, extensive, and advanced perspective.

No.	Name (Date of Birth)	Brief Personal History, Positions, Area of Responsibility, and Significant Concurrent Positions		(1) Number of NOK Shares Held (2) Number of the Company’s Shares Held (3) Number of the Joint Holding Company’s Shares to Be Allocated
3	Naoki Shimada (November 23, 1968)	April 1993	Joined Apple Computer, Inc.	(1) 10,000 shares (2) 10,000 shares (3) 20,000 shares
		June 1998	MBA, Sloan School of Management, Massachusetts Institute of Technology
		October 1998	Joined Boston Consulting Group
		September 2001	Chief Executive Officer, P&E DIRECTIONS, INC. (incumbent)
		June 2022 June 2022	External Director, NOK Corporation Outside Director, Eagle Industry Co., Ltd.
		June 2024	External Director (Audit & Supervisory Committee Member), NOK Corporation (incumbent)
(Significant concurrent positions) Outside Director, Japan Business Systems, Inc. External Director, RENOVA, Inc.

(Reasons for nomination as a candidate for External Director who is an Audit & Supervisory Committee Member and overview of expected roles)

Mr. Naoki Shimada has extensive experience in corporate management as a business manager and consultant. We nominate him as a candidate for External Director who is an Audit & Supervisory Committee Member, as he is expected to provide, from an extensive perspective based on his knowledge, appropriate advice, audit and supervision on business development and group strategies, including the creation of new businesses, at the Joint Holding Company to be newly established.

No.	Name (Date of Birth)	Brief Personal History, Positions, Area of Responsibility, and Significant Concurrent Positions		(1) Number of NOK Shares Held (2) Number of the Company’s Shares Held (3) Number of the Joint Holding Company’s Shares to Be Allocated
4	Motoko Imada (February 26, 1967)	August 1991	Joined Dobosha Publishing Co., Ltd.	(1) 600 shares (2) - shares (3) 600 shares
		October 1998	CEO, Mediagene Inc. (formerly INFOBAHN Group Inc.) (incumbent)
		May 2023	CEO, TNL Mediagene Inc. (formerly TNL Mediagene Japan) (incumbent)
		June 2024	External Director (Audit & Supervisory Committee Member), NOK Corporation (incumbent)
		March 2025	Director, INFOBAHN Inc. (incumbent)
(Significant concurrent positions) Director, TNL Mediagene

(Reasons for nomination as a candidate for External Director who is an Audit & Supervisory Committee Member and overview of expected roles)

Ms. Motoko Imada has experience in corporate management not only in Japan but also globally. We nominate her as a candidate for External Director who is an Audit & Supervisory Committee Member, as she is expected to provide objective and appropriate advice, audit, and supervision on the management and strategic external policies of the Joint Holding Company to be newly established, based on her background and keen perspective on trends cultivated in the media industry.

No.	Name (Date of Birth)	Brief Personal History, Positions, Area of Responsibility, and Significant Concurrent Positions		(1) Number of NOK Shares Held (2) Number of the Company’s Shares Held (3) Number of the Joint Holding Company’s Shares to Be Allocated
5	Atsushi Kajitani (July 1, 1968)	April 2000	Admitted to the bar in Japan	(1) 3,800 shares (2) 1,000 shares (3) 4,800 shares
		June 2004	Outside Corporate Auditor, DMS Inc.
		June 2015	Outside Director, DMS Inc. (incumbent)
		June 2016	External Corporate Auditor, NOK Corporation
		April 2017 June 2018	Vice President, Dai-ichi Tokyo Bar Association Outside Corporate Auditor, Eagle Industry Co., Ltd.
		July 2018	Specially Appointed Professor, Shinshu University Research Center for Social Systems (incumbent)
		June 2024	External Director (Audit & Supervisory Committee Member), NOK Corporation (incumbent)
		August 2024	Visiting Associate Professor, Juntendo University School of Medicine (incumbent)
(Significant concurrent positions) Outside Director, DMS Inc.

(Reasons for nomination as a candidate for External Director who is an Audit & Supervisory Committee Member and overview of expected roles)

Mr. Atsushi Kajitani has extensive experience and broad insight in corporate legal services as an attorney. We nominate him as a candidate for External Director who is an Audit & Supervisory Committee Member, as he is expected to provide, from a legal perspective based on his knowledge as a legal professional, appropriate advice, audit and supervision on the governance and general management of the Joint Holding Company to be newly established. Although Mr. Kajitani has not been involved in corporate management other than as an external officer, we believe that he is able to appropriately perform his duties as an External Director for the reasons stated above.

1.	The numbers of shares of the Companies held by each of the candidates are as of March 31, 2026. The number of shares of the Joint Holding Company to be allocated to each of the candidates is stated based on his shareholding status as of the same date and by taking the Share Transfer Ratio into account. The actual number of shares of the Joint Holding Company allocated is subject to change depending on the number of shares held immediately before the date of establishment of the Joint Holding Company.
2.	Candidate Mr. Makoto Fujioka also serves as an Outside Director of Nippon Paper Industries Co., Ltd., a trade partner of Eagle Industry in areas related to buying and selling products. However, the annual transaction value between the two companies accounts for less than 1% of the consolidated net sales of the Company Group and of the Nippon Paper Industries Group. Accordingly, there is no special relationship between Mr. Makoto Fujioka and the Joint Holding Company that may affect his independence as an External Director.
3.	Candidate Ms. Motoko Imada also serves as the Representative Director of Mediagene Inc., a business partner of NOK to which NOK contracts out advertisement production. However, the annual transaction value between the two companies accounts for less than 1% of the consolidated net sales of NOK Group and of the Mediagene Inc. Group. Accordingly, there is no special relationship between Ms. Motoko Imada and the Joint Holding Company that may affect her independence as an External Director.
4.	Other than the above, none of the candidates has any special relationship with or interest in NOK or the Company, nor is any of the candidates expected to have any special relationship with or interest in the Joint Holding Company.
5.	Mr. Makoto Fujioka, Mr. Naoki Shimada, Ms. Motoko Imada, and Mr. Atsushi Kajitani are candidates for External Directors.
6.	If the election of Mr. Makoto Fujioka, Mr. Naoki Shimada, Ms. Motoko Imada, and Mr. Atsushi Kajitani is approved, the Joint Holding Company will register each of them as an independent officer as required by the Tokyo Stock Exchange.
7.	Mr. Atsushi Kajitani serves as an Outside Director of DMS Inc., which received a cease and desist order and a payment order for surcharge from the Japan Fair Trade Commission in March 2022 for violation of the Antimonopoly Act in connection with a bid held by the Japan Pension Service. Although Mr. Kajitani was not aware of the relevant facts in advance, he has fulfilled his duties by regularly making recommendations and proposals from the viewpoint of legal compliance and, after the incident was discovered, by giving instructions for thorough investigation and prevention of recurrence at Board of Directors’ meetings and on other occasions.

8.	If the election of the candidates for External Directors is approved, the Joint Holding Company will, pursuant to the provisions of Article 427, paragraph 1 of the Companies Act, enter into an agreement to limit their liability for damages that may be imposed under Article 423, paragraph 1 of the same Act. The maximum amount of liability for damages under that agreement will be the Minimum Liability Amount as defined in Article 425, paragraph 1 of the same Act.
9.	If the candidates assume office as Directors, the Joint Holding Company will enter into a directors and officers liability insurance (D&O insurance) policy as provided for in Article 430-3, paragraph 1 of the Companies Act with an insurance company. The policy will name the Directors as the insured and will cover damages, litigation costs, etc., that may be incurred by Directors due to their business activities.

8.	Matters specified in Article 77 of the Ordinance for Enforcement of the Companies Act regarding the candidate for Independent Auditor of the Joint Holding Company

The candidates for Independent Auditor of the Joint Holding Company are as follows:

(As of March 31, 2026)

Name	Nihombashi Corporation
Location of principal office	1-10-7 Kyobashi, Chuo-ku, Tokyo
History	1952	Founded
	1969	Reorganized into an audit corporation
	2014	Became a member of Baker Tilly International
Overview	Capital30 million yen
	Number of employees	Partners	(CPAs):	16
		Staff	CPAs:	38
			Other:	26
		Total:		80
	Audited entities, etc.: 54 entities

(Reasons for nomination as a candidate for Independent Auditor)

We nominate Nihombashi Corporation as candidate for Independent Auditor, as we have concluded that it has the expertise, independence, and internal management system required of the Independent Auditor of the Joint Holding Company and is qualified.

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